A1A Document A121tCMc and AGC Document 565
Standard Form of Agreement Between
Owner and Construction Manager
where the Construction Manager is also

THE CONSTRUCTOR

1981 EDITION

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES CONSULTATION WITH AN ATTORNEY
IS ENCOURAGED WITH RESPECT TO  ITS COMPLETION OR MODIFICATION

 The 1997 Edition of AIA Document A201, General Conditions of the Contract for Construction, is referred to herein.
This Agreement requires modification if other general conditions are utilized.

AGREEMENT
made as of the day of twenty-fourth day of September  in the year of Two Thousand and Four (2004)
(In words, indicate day, month and year)

Between the Owner:
(Name and address)
HS West, LLC
1919 West Street
Annapolis, MD 21401
410-266-0626
POC: Alan J. Hyatt, Principal

and the Construction Manager:
(Name and address)
Gardiner & Gardiner General Contractors, LLC
2124 Priest Bridge Drive, Suite 18
Crofton, MD 21114
410-721-2027
POC: Mike Adams and Francis Gardiner, III

The Project is:
(Name, address and brief description)
Severn Savings Bank Building Office
Building and Parking Garage

The Architect is: (Name and address)
Alt Breeding Schwarz Architects
209 Main Street
Annapolis, MD 21401
410-268-1213
POC: John J. Schwarz

The Owner and Construction Manager agree as set forth below.

Portions of this document are derived from AIA Document A111, Standard Form of Agreement Between the Owner and Contractor where the basis of payment is the Cost of the Work Plus a Fee, copyright 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987 by The American Institute of Architects; other portions are derived from AGC Document 500, copyright 1980 by The Associated General Contractors of America. Material in this document differing from that found in AIA Document A111 and AGC Document 500 is copyrighted 1991 by The American Institute of Architects and The Associated General Contractors of America. Reproduction of the material herein or substantial quotation of its provisions without written permission of AIA and AGC violates the copyright laws of the United States and will subject the violator to legal prosecution.

AIA DOCUMENT A121/CMc and AGC DOCUMENT 565 - OWNER-CONSTRUCTION MANAGER AGREEMENT - 1991 EDITION - AIA - COPYRIGHT 1991 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE, N.W., WASHINGTON, DC 20006-5209 - AGC - COPYRIGHT 1991 - THE ASSOCIATED GENERAL CONTRACTORS OF AMERICA, 1957 E STREET, N.W., WASHINGTON, DC 20006-5209 WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution

A121/CMc
AGC 565 - 1991

TABLE OF CONTENTS

ARTICLE 1   GENERAL PROVISIONS
1.1    Relationship of Parties
1.2    General Conditions

ARTICLE 2   CONSTRUCTION MANAGER'S RESPONSIBILITIES
2.1    Preconstruction Phase
2.2    Guaranteed Maximum Price Proposal and Contract Time
2.3    Construction Phase
2.4    Professional Services
2.5    Unsafe Materials

ARTICLE 3        OWNER'S RESPONSIBILITIES
3.1    Information and Services
3.2    Owner's Designated Representative
3.3    Architect
3.4        Legal Requirements

ARTICLE 4        COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES
4.1        Compensation
4.2        Payments

ARTICLE 5  COMPENSATION FOR CONSTRUCTION PHASE SERVICES
5.1        Compensation
5.2              Guaranteed Maximum Price
5.3              Changes in the Work

ARTICLE 6        COST OF THE WORK FOR CONSTRUCTION PHASE
6.1             Costs To Be Reimbursed
6.2             Costs Not To Be Reimbursed
6.3             Discounts, Rebates and Refunds
6.4             Accounting Records

ARTICLE 7        CONSTRUCTION PHASE
7.1             Progress Payments
7.2             Final Payment

ARTICLE 8   INSURANCE AND BONDS
8.1             Insurance Required of the Construction Manager
8.2             Insurance Required of the Owner
8.3             Performance Bond and Payment Bond

ARTICLE 9   MISCELLANEOUS PROVISIONS
9.1             Dispute Resolution for the Preconstruction Phase
9.2             Dispute Resolution for the Construction Phase
9.3             Other Provisions

ARTICLE 10           TERMINATION OR SUSPENSION
10.1            Termination Prior to Establishing Guaranteed Maximum Price
10.2            Termination Subsequent to Establishing Guaranteed Maximum Price
10.3            Suspension

ARTICLE 11       OTHER CONDITIONS AND SERVICES

Attachments       AMENDMENT NO. 1 to Agreement Between Owner and Construction Manager

STANDARD FORM OF AGREEMENT BETWEEN OWNER AND CONSTRUCTION
MANAGER WHERE THE CONSTRUCTION MANAGER IS ALSO THE CONSTRUCTOR

ARTICLE I
GENERAL PROVISIONS

1.1    RELATIONSHIP OF PARTIES

The Construction Manager accepts the relationship of trust and confidence established with the owner by this Agreement, and covenants with the Owner to furnish the Construction Manager's reasonable skill and judgment and to cooperate with the Architect in furthering the interests of the Owner. The Construction Manager shall furnish construction administration and management services and use the Construction Manager's best efforts to perform the Project in an expeditious and economical manner consistent with the interests of the Owner The Owner shall endeavor to promote harmony and cooperation among the Owner, Architect, Construction Manager and other persons or entities employed by the Owner for the Project.

1.2    GENERAL CONDITIONS

For the Construction Phase, the General Conditions of the Contract shall be the 1987 Edition of AIA Document A201, General Conditions of the Contract for Construction, which is incorporated herein by reference. For the Preconstructivn Phase, or in the event that the Preconstruction and Construction Phases proceed concurrently, AIA Document A201 shall apply to the Preconstruction Phase only as specifically provided in this Agreement. The term "Contractor" as used in AIA Document A201 shall mean the Construction Manager.

ARTICLE 2
CONSTRUCTION MANAGER'S RESPONSIBILITIES

The Construction Manager shall perform the services described in this Article. The services to be provided under Paragraphs 2.1 and 2.2 constitute the Preconstruction Phase Services. If the Owner and Construction Manager agree, after consultation with the Architect, the Construction Phase may commence before the Preconstruction Phase is completed, in which case both phases shall proceed concurrently.

2.1    PRECONSTRUCTION PHASE

2.1.1    PRELIMINARY EVALUATION

The Construction Manager shall provide a preliminary evaluation of the Owner's program and Project budget requirements, each in terms of the other.

2.1.2    CONSULTATION

The Construction Manager with the Architect shall jointly schedule and attend regular meetings with the Owner and Architect. The Construction Manager shall consult with the Owner and Architect regarding site use and improvements, and the selection of materials, building systems and equipment. The Construction Manager shall provide recommendations on construction feasibility; actions designed to minimize adverse effects of labor or material shortages; time requirements for procurement, installation and construction completion; and factors related to construction cost including estimates of alternative designs or materials, preliminary budgets and possible economies.

2.1.3    PRELIMINARY PROJECT SCHEDULE

When Project requirements described in Subparagraph 3.1.1 have been sufficiently identified, the Construction Manager shall prepare, and periodically update, a preliminary Project schedule for the Architect's review and the Owner's approval, The Construction Manager shall obtain the Architect's approval of the portion of the preliminary Project schedule relating to the performance of the Architect's services. The Construction Manager shall coordinate and integrate the preliminary Project schedule with the services and activities of the Owner, Architect and Construction Manager. As design proceeds, the preliminary Project schedule shall be updated to indicate proposed activity sequences and durations, milestone dates for receipt and approval of pertinent information, submittal of a Guaranteed Maximum Price proposal, preparation and processing of shop drawings and samples, delivery of materials or equipment requiring long-lead time procurement, Owner's occupancy requirements showing portions of the Project having occupancy priority, and proposed date of Substantial Completion. If preliminary Project schedule updates indicate that previously approved schedules truly not be met, the Construction Manager shall make appropriate recommendations to the Owner and Architect.

2.1.4    PHASED CONSTRUCTION

The Construction Manager shall make recommendations to the Owner and Architect regarding the phased issuance of Drawings and Specifications to facilitate phased construction of the Work, if such phased construction is appropriate for the Project, taking into consideration such factors as economies, time of performance, availability of labor and materials, and provisions for temporary facilities.

2.1.5    PRELIMINARY COST ESTIMATES

2.1.5.1  When the Owner has sufficiently identified the Project requirements and the Architect has prepared other basic design criteria, the Construction Manager shall prepare, for the review of the Architect and approval of the Owner, a preliminary cost estimate utilizing area, volume or similar conceptual estimating techniques.

2.1.5.2  When Schematic Design Documents have been prepared by the Architect and approved by the Owner, the Construction Manager shall prepare for the review of the Architect and approval of the Owner, a more detailed estimate with supporting data. During the preparation of the Design Development Documents, the Construction Manager shall update and refine this estimate at appropriate intervals agreed to by the Owner, Architect and Construction Manager.

2.1.5.3  When Design Development Documents have been prepared by the Architect and approved by the Owner, the Construction Manager shall prepare a detailed estimate with supporting data for review by the Architect and approval by the Owner. During the preparation of the Construction Documents, the Construction Manager shall update and refine this estimate at appropriate intervals agreed to by die Owner, Architect and Construction Manager.

2.1.5.4  If any estimate submitted to the Owner exceeds previously approved estimates or the Owner's budget, the Construction Manager shall make appropriate recommendations to the Owner and Architect

2.1.6    SUBCONTRACTORS AND SUPPLIERS

The Construction Manager seek to develop subcontractor interest in the Project and shall furnish to the Owner and Architect for their information a list of possible subcontractors, including suppliers who are to furnish materials or equipment fabricated to a special design, from whom proposals will be requested for each principal portion of the Work. The Architect will promptly reply in writing to the Construction Manager if the Architect or Owner know of any objection to such subcontractors or supplier. The receipt of such list shall not require the Owner or Architect to investigate the qualification; of proposed subcontractors or suppliers, nor shall it waive the right of the Owner or Architect later to object to or reject any proposed subcontractor or supplier.

2.1.7    LONG-LEAD TIME ITEMS

The Construction Manager shall recommend to the Owner and Architect a schedule for procurement of long-lead time items which will constitute part of the Work as required to meet the Project schedule. If such long-lead time items are procured by the owner, they shall be procured on terms and conditions acceptable to the Construction Manager. Upon the Owner's acceptance of the Construction Manager's Guaranteed Maximum Price proposal, all contracts for such items shall be assigned by the Owner to the Construction Manager, who shall accept responsibility for such reins as if procured by the Construction Manager. The Construction Manager shall expedite delivery of long-lead time items.

2.1.8    EXTENT OF RESPONSIBILITY

The Construction Manager does not warrant or guarantee estimates and schedules except as may be included as part of the Guaranteed Maximum Price. The recommendations and advice of the Construction Manager concerning design alternatives shall be subject to the review and approval of the Owner and the Owner's professional consultants. It is not the Construction Manager's responsibility to ascertain that the Drawings and Specifications are in accordance with applicable laws, statutes, ordinances, building codes, rules and regulations. However, if the Construction Manager recognizes that portions of the Drawings and Specifications are at variance therewith, the Construction Manager shall promptly notify the Architect and Owner in writing.

2.1.9    EQUAL EMPLOYMENT OPPORTUNITY AND AFFIRMATIVE ACTION

The Construction Manager shall comply with applicable laws, regulations and special requirements of the Contract Documents regarding equal employment opportunity and affirmative programs.

2.2    GUARANTEED MAXIMUM PRICE PROPOSAL AND CONTRACT TIME

2.2.1  When the Drawings and Specifications are sufficiently complete, the Construction Manager shall propose a Guaranteed Maximum Price, which shall be the sum of the estimated Cost of the Work and the Construction Manager's Fee.

2.2.2 As the Drawings and Specifications may not be finished at the time the Guaranteed Maximum Price proposal is prepared, the Construction. Manager shall provide in the Guaranteed Maximum Price for further development of the Drawings and Specifications by the Architect that is consistent with the Contract Documents and reasonably, inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.

2.2.3 The estimated Cost of the Work shall include the Construction Manager's contingency, a sum established by the Construction Manager for the Construction Manager's exclusive use to cover costs arising under Subparagraph 2.2.2 and other costs which are properly reimbursable as Cost of the Work but not the basis for a Change Order.

2.2.4    BASIS OF GUARANTEED MAXIMUM PRICE

The Construction Manager shall include with the Guaranteed Maximum Price proposal a written statement of its basis, which shall include:

.1  A list of the Drawings and Specifications, including all addenda thereto and the Conditions of the Contract, which were used in preparation of the Guaranteed Maximum Price proposal.

.2 A list of allowances and a statement of their basis.

.3 A list of the clarifications and assumptions made by the Construction Manager in the preparation of the Guaranteed Maximum Price proposal to supplement the information contained in the Drawings and Specifications.

.4 The proposed Guaranteed Maximum Price, including a statement of the estimated cost organized by trade categories, allowances, contingency, and other items and the fee that comprise the Guaranteed Maximum Price.

.5 The Date of Substantial Completion upon which the proposed Guaranteed Maximum Price is based, and a schedule of the Construction Documents issuance dates upon which the date of Substantial Completion is based.

2.2.5 The Construction Manager shall meet with the Owner and Architect to review the Guaranteed Maximum Price proposal and the written statement of its basis. In the event that the Owner or Architect discovers any inconsistencies or inaccuracies in the information presented, they shall promptly notify the Construction Manager, who shall make appropriate adjustments to the Guaranteed Maximum Price proposal, its basis or both.

2.2.6 Unless the Owner accepts the Guaranteed Maximum Price proposal in writing on or before the date specified in the proposal for such acceptance and so notifies the Construction Manager, the Guaranteed Maximum Price proposal shall not be effective without written acceptance by the Construction Manager.

2.2.7 Prior to the Owner's acceptance of the Construction Manager's Guaranteed Maximum Price proposal and issuance of a Notice to Proceed, the Construction Manager shall nor incur any cost to he reimbursed is part of the Cost of the Work, except as the Owner nary specifically authorize in writing.

2.2.8 Upon acceptance by the Owner of the Guaranteed Maximum Price proposal, the Guaranteed Maximum Price and is basis shall be set forth in Amendment No. 1. The Guaranteed Maximum Price shall be subject to additions and deductions by a change in the Work as provided in the Contract Documents and the date of Substantial Completion shall be subject to adjustment as provided in the Contract Documents.

2.2.9 The Owner shall authorize and cause the Architect to revise the Drawings and Specifications to the extent necessary to reflect the agreed-upon assumptions and clarifications contained in Amendment No. 1. Such revised Drawings and Specifications shall be furnished to the Construction Manager in accordance with schedules agreed to by the Owner, Architect and Construction Manager. The Construction Manager shall promptly notify the Architect and Owner if such revised Drawings and Specifications are inconsistent with the agreed upon assumptions and clarifications.

2.2.10  The Guaranteed Maximum Price shall include in the Cost of Work only those taxes which are enacted at the time the Guaranteed Maximum Price is established.

2.3    CONSTRUCTION PHASE

2.3.1   GENERAL

2.3.1.1  The Construction Phase shall commence on the earlier of:

(1) the Owner's acceptance of the Construction Manager's Guaranteed Maximum Price proposal and issuance of a Notice to Proceed, or

(2) the Owner's first authorization to rile Construction Manager to:
(a)  award a subcontract, or
(b)  undertake construction Work with the Construction Manager's own forces, or
(c)  issue a purchase order for materials or equipment required for the Work

2.3.2    ADMINISTRATION

2.3.2.1  Those portions of the Work that the Construction Manager does not customarily perform with the Construction Manager's own personnel shall be performed under subcontractors or by other appropriate agreements with the Construction Manager. The Construction Manager shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated to a special design for the Work from the list previously reviewed and, after analyzing such bids, shall deliver such bids to the Owner and Architect. The Owner shall then determine, with the advice of the Construction Manager and subject to the reasonable objection of the Architect, which bids will be accepted. The Owner may designate specific persons or entities from whom the Construction Manager shall obtain bids; however, if the Guaranteed Maximum Price has been established, the Owner may not prohibit the Construction Manager from obtaining bids from other qualified bidders. The Construction Manager shall not be required to contract with anyone to whom the Construction Manager has reasonable objection.

2.3.2.2 If the Guaranteed Maximum Price has been established and a specific bidder among those whose bids are delivered by the Construction Manager to the Owner and Architect (1) is recommended to the Owner by the Construction Manager; (2) is qualified to perform that portion of the Work: (3) has submitted a bid which conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid he accepted, then the Construction Manager may require that a change in the Work be issued to adjust the Contract Time and the Guaranteed Maximum Price by the difference between die bid of the person or entity recommended to the Owner by the Construction Manager and the amount of the subcontract or other actually signed with the person or entity designated by the Owner.

2.3.2.3 Subcontracts and agreements with suppliers furnish materials or equipment fabricated to a special design shall conform to the payment provisions of Subparagraphs 7.1.8 and 7.1.9 and shall nor be awarded on the basis of cost plus a fee our the prior consent of the Owner.

2.3,2.4 The Construction Manager shall schedule and conduct meetings at which the Owner, Architect, Construction Manager and appropriate Subcontractors can discuss the status of the Work. The Construction Manager shall prepare and promptly distribute meeting minutes.

2.3.2.5 Promptly after the owner's acceptance of the Guaranteed Maximum Price proposal, the Construction Manager shall prepare a schedule in accordance with Paragraph 3.10 of AIA Document A201, including the Owner's occupancy requirements.

2.3.2.6 The Construction Manager shall provide monthly written reports to the Owner and Architect on the progress of the entire Work. The Construction Manager shall maintain a daily log concerning a record of weather, Subcontractors working on the site, number of workers, Work accomplished, problems encountered and other similar relevant data as the Owner may reasonably require. The log shall be available to the Owner and Architect.

2.3.2.7 The Construction Manager shall develop a system of cost control for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes. The Construction Manager shall identify variances between actual and estimated costs and report the variances to the Owner and Architect at regular intervals.

2.4    PROFESSIONAL SERVICES

The Construction Manager shall not be required to provide professional services which constitute the practice of architecture or engineering, unless such services are specifically required by the Contract Documents for a portion of the Work or unless the Construction Manager has specifically agreed in writing to provide such services. In such event, the Construction Manager shall cause such services to be performed by appropriately licensed professionals.

2.5    UNSAFE MATERIALS

In addition to the provisions of paragraph 10.1 in AIA Document A201, if reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance encountered but not created on the site by the Construction Manager, the Construction Manager shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner and Architect in writing, The Owner, Construction Manager and Architect shall then proceed in the same manner described to Subparagraph 10.1.2 of AIA Document A201. The Owner shall be responsible for obtaining the services of a licensed laboratory to verity the presence or absence of the material or substance reported by the Construction Manager and, in the event such material or substance is found to be present to verity that it has been rendered harmless. Unless otherwise required by the Contract Documents, the Owner shall furnish in writing to the Construction Manager and Architect the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. The Construction Manager and Architect will promptly reply to the Owner in writing stating whether or not either has reasonable objection to the persons or entities proposed by the Owner. If either the Construction Manager or Architect has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Construction Manager and Architect have no reasonable objection.

ARTICLE 3
OWNER'S RESPONSIBILITIES INFORMATION AND SERVICES

3.1    INFORMATION AND SERVICES

3.1.1 The Owner shall provide full information in a timely manner regarding the requirements of the Project, including a program which sets forth the Owners objectives, constraints and criteria, including space requirements and relationships, flexibility and expandability requirements, special equipment and systems, and site requirements.

3.1.2 The Owner, upon written request from the Construction Manager, shall furnish evidence of Project financing prior to the start of the Construction Phase and from time to time thereafter as the Construction Manager may request. Furnishing of such evidence shall be a condition precedent commencement or continuation or the Work.

3.1.3 The Owner shall establish and update an overall budget lot the Project, based on consultation with the Construction Manager and Architect which shall include contingencies for changes in the Work and other costs which are the responsibility of the Owner.

3.1.4    STRUCTURAL AND ENVIRONMENTAL TESTS, SURVEYS AND REPORTS

In the Preconstruction Phase, the Owner shall furnish the following with reasonable promptness and at the Owner's and the Construction Manager shall be entitled to upon the accuracy of any such information, reports, surveys, drawings and tests described in Clauses 3.14.1 through 3.1.4.4, except to the extent that the Construction Manager knows of any inaccuracy.

3.1.4.1 Reports, surveys, drawings and tests concerning the conditions of the site which are required by law.

3.1.4.2 Surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of site; locations, dimensions and necessary data pertaining to existing buildings, other improvements and trees; and information concerning utility services and lines, both public and private, above and below grade, including depths. All information on the survey shall be a project benchmark.

3.1.4.3 The services of geotechnical engineers when such services are requested by the Construction Manager Such services may include but are our limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity including necessary operations for anticipating sub-soil conditions, with reports and appropriate professional recommendations.

3,1.4.4 Structural, mechanical, chemical, air and water pollution tests, tests for hazardous materials, and other laboratory and environmental tests, inspections and reports which are required by law.

3.1.4.5 The services of other consultants when such services are reasonably required by the scope of the Project and are requested by the Construction Manager.

3.2    OWNER'S DESIGNATED REPRESENTATIVE

The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all matters requiring the Owner's approval or authorization. This representative shall have the authority to make decisions on behalf of the Owner concerning estimates and schedules, construction budgets, and changes in the Work, and shall render such decisions promptly and furnish information expeditiously, so as to avoid unreasonable delay in the services or Work of the Construction Manager.

3.3    ARCHITECT

The Owner shall retain an Architect to provide the Basic Services, including normal structural, mechanical and electrical engineering services, other than cost estimating services, described in the edition of AIA Document B141 current as of the date of this Agreement. The Owner shall authorize and cause the Architect to provide those Additional Services described in AIA Document B141 requested by the Construction Manager which must necessarily be provided by the Architect for the Preconstruction and Construction Phases of the Work. Such services shall be provided in accordance with time schedules agreed to by the Owner, Architect and Construction Manager. Upon request of the Construction Manager, the Owner shall furnish to the Construction Manager a copy of the Owner's Agreement with the Architect, from which compensation provisions may be deleted.

3.4    LEGAL REQUIREMENTS

The Owner shall determine and advise the Architect and Construction Manager of any special legal requirements relating specifically to the Project which differ from those generally applicable to construction in the jurisdiction of the Project. The Owner shall furnish such legal services as are necessary to provide the information and Services required under paragraph 3.1.

ARTICLE 4
COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES

The Owner shall compensate and make payments to the Construction Manager for Preconstruction Phase services as follows:

4.1    COMPENSATION

4.1.1 For the services described in paragraphs 2.1 and 2.2 the Construction Manager’s compensation shall be calculated as follows:

Preconstruction services are addressed under a separate "Preliminary Construction Management Planning Agreement” dated August 19, 2003, which have been completed.

4.1.2 Compensation for Preconstruction Phase services shall be equitably adjusted if such services extend beyond from the date of this Agreement or if the originally contemplated scope of services is significantly modified.

4.1.3 If compensation is based on a multiple of Direct Personnel Expense, Direct Personnel Expense is defined as the direct salaries of the Construction Manager's personnel engaged in the Project and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, pensions and similar contributions and benefits.

4.2    PAYMENTS

4.2.1 Payments shall be made monthly following presentation of the Construction Manager’s invoice and, where applicable shall be in proportion to services performed.

4.2.2 Payments are due and payable ___ (___ ) days from the date the Construction Manager's invoice is received by the Owner. Amounts unpaid after the date on which payment is due shall bear interest at the rate entered the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.

ARTICLE 5
COMPENSATION FOR CONSTRUCTION PHASE SERVICES

The Owner shall compensate the Construction Manager for Construction Phase services as follows:

5.1    COMPENSATION

5.1.1 for the Construction Manager's performance of the Work as described in Paragraph 2.3, the Owner shall pay the Construction Manager in current funds the Contract Sum consisting of the Cost of the Work as defined in Article 6 and the and the Construction Manager’s Fee determined as follows:

- The Construction Manager's fee shall be 2.5% times the cost of the work for overhead plus 2.5% profit.
- Change Orders shall be priced as follows:
   - For changes that result in an increase in cost, the change order amount shall be the actual net cost plus 10% overhead, plus 5% profit.
   - For changes that result in a net decrease in cost, the change amount shall be the net cost reduction plus 5% overhead; this credit shall be reduced  by a $100 processing fee [changes deleting an entire scope item or feature of the Work shall be priced on an individual basis]

5.2    GUARANTEED MAXIMUM PRICE

5.2.1 The sum of the Cost of the Work and the Construction Manager’s Fee are guaranteed by the Construction Manager not to the extent provided in Amendment No. 1, subject to additions and deductions by changes in the Work as provided in the Contract Documents. Such maximum sum as adjusted by approved changes in the Work referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall he paid by the Construction Manager without reimbursement by the Owner.

Additional subcontractor cost savings realized after contract signing shall be shared by the Owner and the Construction Manager (60/40 split - 60% to Owner and 40%, to the Construction Manager). [Note: This is not the same as a credit change order.]

5.3    CHANGES IN THE WORK

5.3.1 Adjustments to the Guaranteed Maximum Price on account of changes to the Work subsequent to the execution of Amendment No. 1 may be determined by any of the methods listed in Subparagraph 7.3.3 of AIA Document A201.

5.3.2 In calculating adjustments to subcontracts (except those awarded with the Owner’s prior consent on the basis of cost plus a fee) the terms "cost" and "fee' as used in Clause 7.3.3.3 of AIA Document A201 and the terms “costs” and “a reasonable allowance for overhead and profit" as used in Subparagraph 7.3.6 of AIA Document A201 shall have the meanings assigned to them in that document and shall not be modified by this Article 5. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

5.3.3 In calculating adjustments to the Contract, the terms “cost” and “costs” as used in the above-referenced provisions of AIA Document A201 shall mean the Cost of the Work as defined in Article 6 of this Agreements and the term “and a reasonable allowance for overhead and profit" shall mean the Construction Manager’s Fee as defined in Subparagraph 5.1.1 of this Agreement.

5.3.4 If no specific provision is made in subparagraph 5.1.1 for adjustment of the Construction Manager's Fee in the case of changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Subparagraph 5.1.1 will cause substantial inequity to the Owner or Construction Manager, the Construction Manager's Fee shall be equitably adjusted on the basis of the fee established for the original Work.

ARTICLE 6
COST OF THE WORK FOR CONSTRUCTION PHASE

6.1    COSTS TO BE REIMBURSED

6.1.1 The term "Cost of the Work" shall mean costs necessarily incurred by the Construction Manager in the proper performance of the work. Such costs shall be at rates not higher than those customarily paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set Forth in this Article 6.

6.1.2    LABOR COSTS

.1  Wages of construction workers directly employed by the Construction Manager to perform the construction of the with the Owner's agreement, at off-site workshops.

.2  Wages or salaries of the Construction Manager's supervisory and administrative personnel when stationed at the site with the Owner's agreement.

It is intended that the wages or salaries of certain Construction Manager non-job site personnel shall be included in the Cost of the Work. These positions are: Project Manager (part on-site, part in office) and those persons or positions listed on Exhibit "A". The charges for these positions shall be for only the work directly related to this Project.

.3 Wages and salaries of the Construction Manager's supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

.4 Costs paid or incurred by the Construction Manager for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements, and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacation's and pensions, provided that such costs are based on wages and salaries included in the Cost of the Work under Clauses 6.1.2.1 through 6.1.2.3.

6.1.3    SUBCONTRACT COSTS

Payments made by the Construction Manager to Subcontractors in accordance with the requirements of the subcontracts.

6.1.4    COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

.1 Costs, including transportation, of materials and equipment incorporated or to be incorporated in the completed construction.

.2 Costs of materials described in the preceding Clause 6.1.4.1 in excess of those actually installed but required to provide reasonable allowance for waste and for spoilage. Unused excess materiaIs, if any, shall be handed over to the Owner it the completion of the Work or, at the Owners option shall be sold by the Construction Manager amounts realized, if any, from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

6.1.5    COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

.1  Costs including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Construction Manager at the site and fully consumed in the performance of the Work; and cost less salvage value on such items if not fully consumed, whether sold to others or retained by the Construction Manager. Cost for items previously used by the Construction Manager shall mean fair market value.

2. Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Construction Manager at the site, whether rented from the Construction Manager or others, and costs of transportation, installation, minor repairs and replacements; dismantling old removal thereof Rates and quantities of equipment rented shall be subject to the Owners prior approval.

.3 Costs of removal of debris from the site.

.4 Reproduction costs, costs of telegrams, facsimile transmissions and long distance telephone calls, postage and express delivery charges, telephone service at the site and reasonable berry cash expenses of the site office.

.5 That portion of the reasonable travel and subsistence expenses of the Construction Manager’s personnel incurred while traveling in discharge of duties connected with the Work.

6.1.6    MISCELLANEOUS COSTS

.1 That portion directly attributable to this Contract of premiums for insurance and bonds.
(It is noted that the Construction Managers insurance policies contain high deductible amounts. That portion of the premiums and claims-within-the-deductible attributable to this Project shall be included in the Cost of the Work.)

.2 Sales, use or similar taxes imposed by a governmental authority which are related to the Work and rot which the Construction Manager is liable.

.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Construction Manager is required by the Contract Documents to pay.

.4 Fees of testing laboratories for tests required by the Contract Documents, except those related to nonconforming Work other than that for which payment is permitted by Clause 6.1.8.2.

.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims far infringement of patent or other intellectual property rights arising from such requirement by the Contract Documents; payments made In accordance with legal judgments against the Construction Manager resulting from such suits or claims and payments of settlements made with the Owner's consent; provided, however, that such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Construction Manager's Fee or the Guaranteed Maximum Price and provided that such royalties, fees and costs are not excluded by the last sentence of Subparagraph 3.17.1 of AIA Document A201 or other provisions of the Contract Documents.

.6 Data processing costs related to the Work.

.7 Deposits lost for causes other than the Construction Manager's negligence or failure to fulfill a specific responsibility to the Owner set forth in this Agreement.

.8 Legal, mediation and arbitration costs, other than those arising from disputes between the Owner and Construction Manager, reasonably incurred by the Construction Manager in the performance of the Work and with the Owner's written permission, which permission shall not be unreasonably withheld.

.9 Expenses incurred in accordance with the Construction Manager`s standard personnel policy for relocation and temporary living allowances of personnel required for the Work, in case it is necessary to relocate such personnel from distant locations.

6.1.7    OTHER COSTS

.1 Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

6.1.8    EMERGENCIES AND REPAIRS TO DAMAGED OR NONCONFORMING WORK

The Cost of the Work shall also include costs described in Subparagraph 6.1.1 which are incurred by the Construction Manager:

.1 In taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety or persons and property, is provided in Paragraph 10.3 of AIA Document A201.

.2 In repairing or correcting damaged or nonconforming Work executed by the Construction Manager or the Construction Manager's Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by the negligence or failure to fulfill a specific responsibility to the Owner set forth in this Agreement of the Construction Manager or the Construction Manager's foremen, engineers or superintendents, or other supervisory, administrative or managerial personnel of the Construction Manager. or the failure of the Construction Managers personnel to supervise adequately the Work of the Subcontractors or suppliers, and only to the extent that the cost of repair or correction is not recoverable by the Construction Manager from insurance, Subcontractors or suppliers.

6.1.9 The costs described in Subparagraphs 6.1.1 through 6.1.8 shall be included in the Cost of the Work notwithstanding any provision of AIA Document 1201 or other Conditions of the Contract which may require the Construction Manager to pay such costs, unless such costs are excluded by the provisions of Paragraph 6.2.

6.2    COSTS NOT TO BE REIMBURSED

6.2.1 The Cost of the Work shall not include:
.1  Salaries and other compensation of the Construction Manager’s personnel stationed at the Construction Manager's principal office or offices other than the site office, except as specifically provided in Clauses 6.1.2.2 and 6.1.2.3.

.2  Expenses of the Construction Manager's principal office and offices other than the site office except as specifically provided in Paragraph 6.1.

.3  Overhead and general expenses, except as may be expressly included in Paragraph 6.1.

.4  The Construction Manager's capital expenses, including interest on the Construction Manager's capital employed for the Work.

.5 Rental costs of machinery and equipment, except as specifically provided in Subparagraph 6.1.5.2.

.6 Except as provided in Clause 6.1.8.2, costs due to the negligence of the Construction Manager or to the failure of the Construction Manager to fulfill a specific responsibility to the Owner set forth in this Agreement.

.7  Costs incurred in the performance of Preconstruction Phase services.

.8  Except as provided in Clause 6.1.7.1, any cost not specifically and expressly described in Paragraph 6.1.

.9  Costs which would cause the Guaranteed Maximum Price to be exceeded.

6.3    DISCOUNTS, REBATES AND REFUNDS

6.3.1 Cash discounts obtained on payments made by the Construction Manager shall accrue to the Owner if (1) before making the payment the Construction Manager included them in an Application for Payment and received payment therefor from the Owner, or (2) the Owner has deposited funds with the Construction Manager with which to make payments; otherwise, cash discounts shall accrue to the Construction Manager. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Construction Manager shall make provisions so that they can be secured.

6.3.2 Amounts which accrue to the Owner in accordance with the provisions of Subparagraph 6.3.1 shall be credited to the Owner as a deduction from the Cost of the Work.

6.4    ACCOUNTING RECORDS

6.4.1 The Construction Manager shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner's accountants shall be afforded access to the Construction Manager's records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Project, and the Construction Manager shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

ARTICLE 7
CONSTRUCTION PHASE

7.1    PROGRESS PAYMENTS

7.1.1 Based upon Applications for Payment submitted to the Architect by the Constriction Manager and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to Construction Manager as provided below and elsewhere in the Contract Documents.

7.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

7.1.3.1 Payments due and unpaid under this Agreement shall bear interest from the payment is due at the rate of Ten Percent (10%) per annum. Interest shall accrue on payments not received by the twentieth (20th) day of the following month, or twentieth (20th) day after the Architect receives the Application for Payment, as applicable.

7.1.3 Provided An Application for Payment is received by the Architect not later than the last day of a mouth, the Owner shall make payment to the Construction Manager not later than the tenth (10th) day of the following month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall he made by the Owner not later than fifteen (15) days after the Architect receives the Application for Payment- See 7.1.3.1 above).

7.1.4 With each Application for Payment, the Construction Manager shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Construction Manager on account of the Cost of the Work equal or exceed (1) progress payments already received by the Construction Manager; less (2) that portion of those payments attributable to the Construction Manager’s Fee; plus (3) payrolls for the period covered by the present Application for Payment.

7.1.5 Each Application for Payment shall be based upon the most recent schedule of values submitted by the Construction Manager in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Construction Manager’s Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall he used as a basis for reviewing the Construction Manager's Application for Payment.

7.1.6 Application for Payment shall show the percentage completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed or (2) the percentage obtained by dividing (a) the expense which has actually been incurred by the Construction Manager on account of that portion of the Work for which the Construction Manager has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

7.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1 Take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the 'Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute may be included as provided in Subparagraph 7.3.7 of AIA Document A201, even though the Guaranteed Maximum Price has not yet been adjusted by Change Order.

.2  Add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing.

.3 Add the Construction Manager's Fee, less retainage of  Five percent (5%). The Construction Manager's Fee shall he computed upon the Cost of the Work described in the two preceding Clauses At the rate stated in Subparagraph 5.1.1.

.4 Subtract the aggregate of previous payments made by the Owner.

.5 Subtract the shortfall, if any, indicated by the Construction Manager in the documentation required by Subparagraph 7.1.4 to substantiate prior Applications far Payment, or resulting from errors subsequently discovered by the Owner's accountants in such documentation.

.6 Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment As Provided in Paragraph 9.5 of AIA Document A201.

7.1.8 Except with the Owner's prior approval, payments to Subcontractors shall be subject to retention of not less than five percent (5%). The Owner and the Construction Manager shall agree upon a mutually acceptable procedure for review and approval of payments and retention for subcontracts.

7.1.9 Except with the Owners prior approval, the Construction Manager shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site. (See Exhibit “B”)

7.1.10 In taking action on the Construction Manager’s Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Construction Manager and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Subparagraph 7.1.4 or other supporting data; that the Architect has made exhaustive or continuous on-site inspections or that the Architect has made examinations to ascertain how or for what purposes the Construction Manager has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner's accountants acting in the sole interest of the Owner.

7.2    FINAL PAYMENT

7.2.1 Final payment shall be made by the Owner to the Construction Manager when (1) the Contract has been fully performed by the Construction Manager except for the Construction Manager’s responsibility to correct nonconforming Work, as provided in Subparagraph 12.2.2 of AIA Document A201, and to satisfy other requirements, if any, which necessarily survive final payment, (2) a final Application for Payment and a final accounting for the Cost of the Work have been submitted by the Construction Manager and reviewed by the Owner's accountants; and (3) a final Certificate for Payment has been issued by the Architect; such final payment shall be made by the Owner not more than 20 days after the issuance of the Architect's final Certificate for Payment.

7.2.2 The amount of the final payment shall be calculated as follows:

.1 Take the sum of the Cost of the Work substantiated by the Construction Manager’s final accounting and the Construction Manager’s Fee; but not more than the Guaranteed Maximum Price, plus approved Change Orders.

.2 Subtract amounts, if any, for which the Architect withholds, in whole or in part, a Final Certificate for Payment as provided in Subparagraph 9.5.1 of AIA Document A201 or other provisions of the Contract Documents.

.3 Subtract the aggregate of previous payments made by the Owner.

If the aggregate of previous payments made by the Owner exceeds the amount due the Construction Manager, the Manager shall reimburse the difference to the Owner.

7.2.3 The Owner’s accountants will review and report in writing on the Construction Manager's final accounting within 30 days after delivery of the final accounting to the Architect by the Construction Manager. Based upon such Cost of Work as the Owner’s accountants report to be substantiated by the Construction Manager’s final accounting, and provided the other conditions of Subparagraph 7.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner’s accountants, either issue to the Owner a final Certificate for Payment with a copy to the Construction Manager, or notify the Construction Manager and Owner in writing of the Architect's reasons for withholding a certificate as provided in Subparagraph 9.5.1 of AIA Document A201. The time periods stated in this Paragraph 7.2 supersede those stated in Subparagraph 9.4.1 of AIA Document A201.

7.2.4 If the Owner’s accountants report the Cost of the Work as substantiated by the Construction Manager's final accounting to be less than claimed by the Construction Manager, the Construction Manager shall be entitled to proceed in accordance with Article 9 without a further decision of the Architect. Unless agreed to otherwise, a demand for mediation or arbitration of the disputed amount shall be made by the Construction Manager within 60 days after the Construction Manager's receipt of a copy of the Architect's final Certificate for Payment. Failure to make such demand within this 60 day period shall result in the substantiated amount reported by the Owner's accountants becoming binding on the Construction Manager. Pending a final resolution of the disputed amount, the Owner shall pay the Construction Manager the amount certified in the Architect's final Certificate for Payment.

7.2.5 If, subsequent to final payment and at the Owner’s request, the Construction Manager incurs costs described in Paragraph 6.1 and not excluded by Paragraph 6.2 (1) to correct nonconforming Work, or (2) arising from the resolution of disputes, the Owner shall reimburse the Construction Manager such costs and the Construction Manager’s Fee, if any, related thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Construction Manager has participated in savings, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Construction Manager.

ARTICLE 8
INSURANCE REQUIRED OF THE CONSTRUCTION MANAGER

8.1    INSURANCE AND BONDS
During both phases of the Project, the Construction Manager shall purchase and maintain insurance as set forth in Paragraph 11.1 of AIA Document A201. Such insurance shall be written for not less than the following limits, or greater if required by law:

8.1.1  Workers' Compensation and Employers' Liability meeting statutory limits mandated by State and Federal laws.

8.1.2 Commercial General Liability including coverage for Premises-Operations, Independent Contractors' Protective, Products-Completed Operations, Contractual Liability, Personal Injury, and Broad Form Property Damage (including coverage for Explosion, Collapse and Underground hazards):
1,000,000  Each Occurrence
2,000,000  General Aggregate
1,000,000  Personal and Advertising Injury
1,000,000  Products-Completed Operations Aggregate

.1 The policy shall be endorsed to have the General Aggregate apply to this Project only.

.2 Products and Completed Operations insurance shall be maintained for a minimum period of at least One (1) year(s) after either 90 days following Substantial Completion or final payment, whichever is earlier.

.3 The Contractual Liability insurance shall include coverage sufficient to meet the obligations In in AIA Document A201 under Paragraph 3.18.

8.1.3 Automobile Liability (owned, non-owned and hired vehicles) for bodily injury and property damage:
$1 000,000      Each Accident

8.1.4 Other coverage:
(If Umbrella Excess Liability coverage is required over the primary insurance or retention, insert the coverage limits. Commercial General Liability and Automobile Liability limits may be attained by individual policies or by a combination of primary policies and Umbrella and/or Excess Liability policies).

8.2    INSURANCE REQUIRED OF THE OWNER

During both phases of the project, the Owner shall purchase and maintain liability and property insurance, including waivers of subrogation, as set forth in Paragraphs 11.2 and 11.3 of AIA Document A201. Such insurance shall be written for not less than the following limits or greater if required by law:

8.2.1* Property Insurance:
$                    Deductible Per Occurrence
$                    Aggregate Deductible

8.2.2 Boiler and Machinery insurance with a limit of:
$__________

*No provision is made in the cost estimate or in the Guaranteed Maximum Price for deductibles in the Owner's insurance. Owner shall be responsible for all deductibles in policies purchased and maintained by the Owner.

8.3    PERFORMANCE BOND AND PAYMENT BOND

8.3.1 The Construction Manager shall not furnish bonds covering faithful performance of the Contract and payment or obligations arising thereunder. Bonds may be obtained through the Construction Manager’s usual source and the cost thereof shall be included in the Cost of the Work. The amount of each bond shall be equal to N/A percent (N/A%) of the Contract Sum.

8.3.2 The Construction Manager shall deliver the required bonds to the Owner at least three days before the commencement of any Work at the Project site.

ARTICLE 9
MISCELLANEOUS PROVISIONS

      9.1 DISPUTE RESOLUTION FOR THE PRECONSTRUCTION PHASE

9.1.1 Claims, disputes or other matters in question between the parties to this Agreement which arise prior to the commencement of the Construction Phase or which relate solely to the Preconstruction Phase services of the Construction Manager or to the Owner's obligations to the Construction Manager during the Preconstruction Phase, shall be resolved by mediation or by arbitration.

9.1.2 Any mediation conducted pursuant to this Paragraph 9.1 shall be held in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect, unless the parties mutually agree otherwise. Demand for mediation shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. Any demand for mediation shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

9.1.3 Any claim, dispute or other matter in question not resolved by mediation shall be decided by arbitration fit accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect unless the parties mutually agree otherwise.

9.1.4 Demand for arbitration shall be filed in writing with other party to this Agreement and with the American Arbitration Association. A demand for arbitration may be made concurrently with a demand for mediation and shall be made within a reasonable time after the claim; dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

9.1.5 No arbitration arising out of or relating to the Contract Documents shall include, by consolidation or joinder or in any other manner, the Architect, the Architect's employees or consultants, except by written consent containing specific reference to the Agreement and signed by the Architect, Owner, Construction Manager and any other person or entity sought to be joined. No arbitration shall include, by consolidation or joinder or in any other manner, parties other than the Owner, Construction Manager, a separate contractor as described in Article 6 of AIA Document A201 and other persons substantially involved in a common question of fact or law whose presence is required if complete relief is to be accorded in arbitration. No person or entity other than the Owner or Construction Manager or a separate contractor as described in Article 6 of AIA Document A201 shall be included as an original third parry or additional third party to an arbitration whose interest or responsibility is insubstantial. Consent to arbitration involving an additional person or entity shall not constitute agreement to arbitration of a dispute nor described in such consent or with a person or entity not mined or described therein. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity dully consented to by parties to this Agreement shall be specifically enforceable under applicable law, in any court having jurisdiction thereof.

9.1.6 The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

9.2     DISPUTE RESOLUTION FOR THE CONSTRUCTION PHASE

9.2.1 Any other claim, dispute or other matter of question arising out of or related to this Agreement or breach thereof shall be settled in accordance with Article 4 of AIA Document A201, except that in addition to and prior to arbitration, the parties shall endeavor to settle disputes by mediation in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect unless the parties mutually agree otherwise. Any mediation arising under this Paragraph shall be conducted in accordance with the provisions of Subparagraphs 9.1.2 and 9.1.3.

9.3     OTHER PROVISIONS

9.3.1 Unless otherwise noted, the terms used in this Agreement shall have the same meaning as those in the 1957 Edition of AIA Document A20I, General Conditions of the Contract for Construction

9.3.2    EXTENT OF CONTRACT

This Contract, which includes this Agreement and the other documents incorporated herein by reference, represents the entire and integrated agreement between the Owner and Construction Manager and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both the Owner and Construction Manager. If anything in any document incorporated into this Agreement is inconsistent with this Agreement, this Agreement shall govern.

9.3.3    OWNERSHIP AND USE OF DOCUMENTS

The Drawings, Specifications and other documents prepared by the Architect, and copies thereof furnished to the Construction Manager, are for use solely with respect to this Project. They are not to be used by the Construction Manager, subcontractors, Sub-subcontractors or suppliers on other projects, or for additions to this Protect outside the scope of the Work, without the specific written consent of the Owner and Architect. The Construction Manager, Subcontractors, Sub-subcontractors and suppliers are granted a limited license to use and reproduce applicable portions of the Drawings, Specifications and other documents prepared by the Architect appropriate to and for use in the execution of their Work under the Contract Documents.

9.3.4    GOVERNING LAW

The Contract shall be governed by the law of the place where the project is located.

9.3.5    ASSIGNMENT

The Owner and Construction Manager respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents. Neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain responsible for all obligations under the Contract.

ARTICLE 10
TERMINATION OR SUSPENSION

10.1    TERMINATION PRIOR TO ESTABLISHING GUARANTEED MAXIMUM PRICE

10.1.1 Prior to execution by both parties of Amendment No. 1 establish the Guaranteed Maximum Price, the Owner may terminate this Contract at any time without cause, and the Construction Manager may terminate this Contract for any of the reason described in Subparagraph 14.1.1 of AIA Document A201.

10.1.2 If the Owner or Construction Manager terminates this Contract pursuant to this Paragraph 10.1 prior to commencement of the Construction Phase, the Construction Manager shall be equitably compensated for Preconstruction Phase services performed prior to receipt of notice of termination, provided, however, that the compensation for such services shall not exceed the compensation set forth in Subparagraph 4.1.1.

10.1.3 If the Owner or Construction Manager terminates this Contract pursuant to this Paragraph 10.1 after commencement of the Construction Phase. the Construction Manager shall, in addition to the compensation provided in Subparagraph 10.1.2 be paid an amount calculated as follows:

.1 Take the Cost of the Work incurred by the Construction Manager.

.2 Add the Construction Manager's Fee computed upon the Cost of the Work to the date of termination at the rate stated in Paragraph 5.1 or, if the Construction Manager's Fee is stated as a fixed sum in that Paragraph, an amount which bears the same ratio to that fixed-sum Fee as the Cost of Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion.

.3 Subtract the aggregate of previous payments made by the Owner on account of the Construction Phase.

The Owner shall also pay the Construction Manager fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Construction Manager which the Owner elects to retain and which is not otherwise included in the Cost of the Work under Clause 10.1.3.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Construction Manager shall, as a condition of receiving the payments referred to in this Article 10, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Construction Manager, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Construction Manager under such subcontracts or purchase orders.

Subcontracts, purchase orders and rental agreements entered into by the Construction Manager with the Owner's written approval prior to the execution of Amendment No. 1 shall contain provisions permitting assignment to the Owner as described above. If the Owner accepts such assignment, the Owner shall reimburse or indemnify the Construction Manager with respect to all costs arising under the subcontract, purchase order or rental agreement except those which would not have been reimbursable as Cost of the Work if the contract had not been terminated. If the Owner elects not to accept the assignment of any subcontract, purchase order or rental agreement which would have constituted a Cost of the Work had this agreement not been terminated, the Construction Manager shall terminate such subcontract, purchase order or rental agreement and the Owner shall pay the Construction Manager the costs necessarily incurred by the Construction Manager by reason of such termination.

10.2    TERMINATION SUBSEQUENT TO ESTABLISHING GUARANTEED MAXIMUM PRICE

Subsequent to execution by both parties of Amendment No. 1, the Contract may be terminated as provided in Article 14 of AIA Document A201.

10.2.1 In the event of such termination by the Owner, the amount payable to the Construction Manager pursuant to Subparagraph 14.1.2 of AIA Document A201 shall not exceed the amount the Construction Manager would have been entitled to receive pursuant to Subparagraphs 10.1.2 and 10.1.3 of this Agreement.

10.2.2 In the event of such termination by the Construction Manager, the amount to he paid to the Construction Manager under Subparagraph 14.1.2 of AIA Document A201 shall not exceed the amount the Construction Manager would be entitled to receive under Subparagraphs 10.1.2 or 10.1.3 above, except that the Construction Manager's Fee shall be calculated as if the Work had been fully completed by the Construction Manager, including a reasonable estimate of the Cost of the Work for Work not actually completed.

10.3    SUSPENSION

The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201; in such case, the Guaranteed Maximum Price, if established, shall be increased as provided in Subparagraph 14.3.2 of AIA Document A201 except that the term "cost of performance of the Contract" in that Subparagraph shall be understood to mean the Cost of the Work and the term “profit” shall he understood to mean the Construction Manager's Fee is described in Subparagraphs 5.1.1 and 5.3.4 of this Agreement.

ARTICLE 11
OTHER CONDITIONS AND SERVICES

- The date of commencement of the work shall be ten (10) days after receipt of grading permit and building permit from City of Annapolis and receipt of Notice to Proceed from the Owner. Contractor shall mobilize and commence construction upon issuance of Grading Permit and receipt of Notice to Proceed.

- There are no Liquidated Damages.

- It is acknowledged that certain Structural Drawings and Specifications (prepared by Watkins Partnership) listed in the attached Enumeration of Contract Documents ("Schedule A") may be superseded by Structural Documents prepared by Bennett & Pless, Inc. As of the date of this Contract, these documents are forthcoming from Bennett & Pless, Inc. Upon receipt, these drawings shall be added to the Enumeration of Contract Documents by an addendum thereto. The work presented on the Bennett & Pless, Inc. documents is currently included in the scope of work of this Contract and the cost of this work included in the Contract Sum and the Guaranteed Maximum Price.

This Agreement entered into as of the day and year first written above.

OWNER:                                CONSTRUCTION MANAGER:
HS West, LLC
By: Severn Savings Bank, FSB

By: /Alan J. Hyatt/                              By: /Ronald A. Block, Sr./
President                                VP & COO

Date:  9-24-04                                      Date: 9-8-04

ATTEST:S. Scott Kirkley                            ATTEST:  Susan C. Elliott

CAUTION: You should sign an original AIA document which has this caution printed In red. An original assures that changes will not be obscured as may occur when documents are reproduced.

AMENDMENT NO. 1 TO AGREEMENT
BETWEEN OWNER AND CONSTRUCTION MANAGER

Pursuant to Paragraph 2.2 of the Agreement dated       , 2004  between HS West, LLC (“Owner”) and Gardiner & Gardiner General Contractors, LLC (“Construction Manager”), for the Severn Savings Bank Building (the “Project”), the Owner and Construction Manager establish a Guaranteed Maximum Price and Contract Time for the Work as set forth below.

ARTICLE I
GUARANTEED MAXIMUM PRICE

The Construction Manager's Guaranteed Maximum Price for the Work, including the estimated Cost of the Work as defined in Article 6 and the Construction Manager's Fee as defined in Article 5, is Eighteen Million Four Hundred Sixty-Nine Thousand Six Hundred Thirty   Dollars ($18,469,630).

This Price is for the performance of the Work in accordance with the Contract Documents listed and attached to this Amend-ment and marked Exhibits A through F, as follows:

See List of Attachments on following page
Exhibit A
Exhibit B
Exhibit C
Exhibit D
Exhibit E
Exhibit F

Alternates #1, 3, 4 & 6 are reflected in the Guaranteed Maximum Price.
Alternates #2, & 5 were not accepted by the Owner.

ARTICLE II
CONTRACT TIME

The date of Substantial Completion established by this Amendment is:
Eighteen (18) months from the commencement date.

OWNER:                                CONSTRUCTION MANAGER:
HS West, LLC
By: Severn Savings Bank, FSB

By: /Alan J. Hyatt/                              By: /Ronald A. Block, Sr./
President                                VP & COO

Date:  9-24-04                                      Date: 9-8-04

ATTEST:S. Scott Kirkley                            ATTEST:  Susan C. Elliott

CAUTION: You should sign an original AIA document which has this caution printed in red. An original assures that changes will not be obscured as may occur when documents are reproduced.

Construction Contract between HS West, LLC (Owner) and Gardiner & Gardiner General Contractors, LLC (Construction Manager)

LIST OF CONTRACT ATTACHMENTS

Exhibit A    Reimbursable Personnel

Exhibit B    Insert 7.1X (Retainage)

Attachments to Amendment No. 1 (GMP, etc.)

Schedule A   Enumeration of Contract Documents

Exhibit C    Addenda #1, #2 & #3 (Addenum #4 NIC)

Exhibit D    Allowances (included in GMP)

Exhibit E    Unit Price(s)

Exhibit F    Escalation Clause

Exhibit G    Calculation of GMP & CSI Division Breakdown

Exhibit H    G&G Cost Reduction Detail ($407,083) 2 pages

Exhibit I     Clarifications